Filed Pursuant to Rule 433

Registration No. 333-295425

Issuer Free Writing Prospectus dated April 30, 2026

Relating to Preliminary Prospectus Supplement dated April 30, 2026

PRICING TERM SHEET

META PLATFORMS, INC.

April 30, 2026

$3,000,000,000 4.550% Senior Notes due 2031

$2,000,000,000 4.875% Senior Notes due 2033

$6,000,000,000 5.250% Senior Notes due 2036

$4,000,000,000 6.200% Senior Notes due 2046

$6,000,000,000 6.300% Senior Notes due 2056

$4,000,000,000 6.450% Senior Notes due 2066

Summary of Terms

Issuer:	Meta Platforms, Inc.

Format:	SEC Registered

Issue:	Senior Notes

Trade Date:	April 30, 2026

Settlement Date (T+2):*	May 4, 2026

Denominations:	$2,000 x $1,000

Ratings:**	Aa3 (Moody’s Investors Service, Inc.) AA- (Standard & Poor’s Ratings Services)

Maturity:	2031 Notes: May 15, 2031 2033 Notes: May 15, 2033 2036 Notes: May 15, 2036 2046 Notes: May 15, 2046 2056 Notes: May 15, 2056 2066 Notes: May 15, 2066

Principal Amount:	2031 Notes: $3,000,000,000 2033 Notes: $2,000,000,000 2036 Notes: $6,000,000,000 2046 Notes: $4,000,000,000 2056 Notes: $6,000,000,000 2066 Notes: $4,000,000,000

Public Offering Price:	2031 Notes: 99.985% 2033 Notes: 99.963% 2036 Notes: 99.720% 2046 Notes: 99.986% 2056 Notes: 99.863% 2066 Notes: 99.854%

Coupon (Interest Rate):	2031 Notes: 4.550% 2033 Notes: 4.875% 2036 Notes: 5.250% 2046 Notes: 6.200% 2056 Notes: 6.300% 2066 Notes: 6.450%

Yield to Maturity:	2031 Notes: 4.553% 2033 Notes: 4.881% 2036 Notes: 5.286% 2046 Notes: 6.201% 2056 Notes: 6.310% 2066 Notes: 6.460%

Spread to Benchmark Treasury:	2031 Notes: T + 53 bps 2033 Notes: T + 68 bps 2036 Notes: T + 90 bps 2046 Notes: T + 122 bps 2056 Notes: T + 132 bps 2066 Notes: T + 147 bps

Benchmark Treasury:

2031 Notes: UST 3.875% due March 31, 2031
2033 Notes: UST 4.250% due March 31, 2033
2036 Notes: UST 4.125% due February 15, 2036
2046 Notes: UST 4.625% due February 15, 2046

2056 Notes: UST 4.625% due November 15, 2055

2066 Notes: UST 4.625% due November 15, 2055

Benchmark Treasury Price/Yield:	2031 Notes: 99-11 and 4.023% 2033 Notes: 100-09 1⁄4 and 4.201% 2036 Notes: 97-30 and 4.386% 2046 Notes: 95-17+ and 4.981% 2056 Notes: 94-12+ and 4.990% 2066 Notes: 94-12+ and 4.990%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2026

Optional Redemption:

2031 Notes: At any time prior to April 15, 2031, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points; par call at any time on or after April 15, 2031.

2033 Notes: At any time prior to March 15, 2033, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after March 15, 2033.

2036 Notes: At any time prior to February 15, 2036, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points; par call at any time on or after February 15, 2036.

2046 Notes: At any time prior to November 15, 2045, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after November 15, 2045.

2056 Notes: At any time prior to November 15, 2055, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points; par call at any time on or after November 15, 2055.

2066 Notes: At any time prior to November 15, 2065, make-whole call at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points; par call at any time on or after November 15, 2065.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Passive Bookrunners:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Co-Managers:	Allen & Company LLC Blaylock Van, LLC CastleOak Securities, L.P. R. Seelaus & Co., LLC Siebert Williams Shank & Co., LLC

CUSIP / ISIN:

2031 Notes: 30303MAF9 / US30303MAF95

2033 Notes: 30303MAG7 / US30303MAG78

2036 Notes: 30303MAH5 / US30303MAH51

2046 Notes: 30303MAJ1 / US30303MAJ18

2056 Notes: 30303MAK8 / US30303MAK80

2066 Notes: 30303MAL6 / US30303MAL63

*

It is expected that the delivery of the notes will be made against payment therefor on or about May 4, 2026, which will be the second business day after the date of the prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day preceding the Settlement Date will be required, by virtue of the fact that the notes will settle in two business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the representatives of the underwriters can arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

This information does not purport to be a complete description of these securities or the offering. Please refer to the preliminary prospectus supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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